Company Contact:
D. Paul Dascoli
Senior Vice President &
Chief Financial Officer
(614) 474-4300

Media Contact:
Barbara Coleman
Corporate Communications
(614) 474-4083
bcoleman@express.com

Investor Contacts:
ICR, Inc.
Allison Malkin / Anne Rakunas
(203) 682-8200 / (310) 954-1113

EXPRESS, INC. REPORTS AN INCREASE IN SECOND QUARTER NET SALES AND NET INCOME

•	Achieves twelfth consecutive quarter of increased comparable sales

•	Second quarter diluted EPS increases to $0.18, at high-end of guidance

•	Quarter end inventory aligned with sales growth

•	Revises guidance for full year 2012

Columbus, Ohio - August 22, 2012 - Express, Inc. (NYSE: EXPR), a specialty retail apparel chain operating more than 600 stores, today announced its second quarter 2012 financial results for the thirteen and twenty-six week periods ended July 28, 2012, which compares to the same period ended July 30, 2011.

Michael Weiss, Express, Inc.'s Chairman, President, and Chief Executive Officer commented: “Our second quarter results included an increase in net sales, positive comparable sales, and disciplined expense management, which combined, offset increased promotional activity in the latter part of the quarter and drove earnings per diluted share to the high end of our guidance. We continued to focus on our growth pillars during the quarter, opening new stores and maintaining double digit growth in e-commerce. We were also pleased with the progress against our international growth pillar. To that end, we entered into our third international franchise agreement, this one in Mexico. We also firmed up the timing of our U.S. flagship locations in Times Square in New York and Union Square in San Francisco. We expect these flagship locations, scheduled to open by the fall of 2013, to serve as international gateways for our brand. We ended the quarter with a strong balance sheet that included $130.2 million in cash, even after investing $50 million to repurchase 2.7 million shares of our common stock. Additionally, inventory was aligned with sales growth. As we begin the second half of the year, we believe it is prudent to set our guidance more conservatively and in line with the trend we experienced in the second quarter. We remain confident in our strategies and expect the disciplined execution against our growth pillars to result in another year of growth for Express.”

Second Quarter Operating Results:

•	Net sales increased 2% to $454.9 million from $446.0 million in the second quarter of 2011;

•	Comparable sales increased 1%, following a 6% increase in comparable sales in the second quarter of 2011;

•	Gross margin was 32.2% of net sales compared to 33.6% in the second quarter of 2011;

•	Selling, general, and administrative (SG&A) expenses totaled $115.3 million, or 25.3% of net sales, compared to $117.7 million, or 26.4% of net sales, in the second quarter of 2011;

•	Operating income was $31.2 million, or 6.9% of net sales, compared to $31.7 million, or 7.1% of net sales, in the second quarter of 2011;

•
Interest expense totaled $4.8 million compared to $10.5 million in the second quarter of 2011, which included a $3.7 million loss on extinguishment of debt associated with the repurchases of $24.2 million of Senior Notes and the amendment of the $200 million Revolving Credit Facility;

•	Income tax expense was $10.4 million, at an effective tax rate of approximately 39.6%, compared to $8.6 million, at an effective tax rate of approximately 40.6%, in the second quarter of 2011; and

•
Net income was $15.8 million, or $0.18 per diluted share. This compares to net income of $12.6 million, or $0.14 per diluted share, in the second quarter of 2011, which included a $2.2 million, or $0.03 per diluted share, after tax loss on extinguishment of debt associated with the repurchases of $24.2 million of Senior Notes and the amendment of the $200 million Revolving Credit Facility. Net income in the second quarter of 2011 adjusted for non-core operating costs noted above was $14.9 million, or $0.17 per diluted share (see Schedule 4 for discussion of non-GAAP measures).

Twenty-Six Week Operating Results:

•	Net sales increased 4% to $950.8 million from $913.4 million in the prior year period;

•	Comparable sales increased 2%, following a 7% increase in comparable sales in the prior year period;

•	Gross margin was 35.3% of net sales compared to 35.9% in the prior year period;

•	SG&A expenses totaled $229.5 million, or 24.1% of net sales, compared to $227.2 million, or 24.9% of net sales, in the prior year period;

•	Operating income increased 4.5% to $105.8 million, or 11.1% of net sales, compared to $101.2 million, or 11.1% of net sales, in the prior year period;

•
Interest expense totaled $9.6 million compared to $21.5 million in the prior year period, which included a $7.2 million loss on extinguishment of debt associated with the repurchases of $49.2 million of Senior Notes and the amendment of the $200 million Revolving Credit Facility;

•	Income tax expense was $38.3 million, at an effective tax rate of approximately 39.8%, compared to $32.0 million, at an effective tax rate of approximately 40.2%, in the prior year period; and

•
Net income was $57.9 million, or $0.65 per diluted share. This compares to net income of $47.6 million, or $0.54 per diluted share, in the prior year period, which included the following non-core operating costs after tax: (i) $0.3 million, or $0.01 per diluted share, of costs related to the secondary offering completed in April 2011; and (ii) $4.3 million, or $0.04 per diluted share, loss on extinguishment associated with the repurchases of $49.2 million of Senior Notes and the amendment of the $200 million Revolving Credit Facility. Net income in the prior year period adjusted for non-core operating costs noted above was $52.3 million, or $0.59 per diluted share (see Schedule 4 for discussion of non-GAAP measures).

Second Quarter Balance Sheet Highlights:

•
Cash and cash equivalents decreased $14.4 million and totaled $130.2 million compared to $144.6 million at the end of the second quarter of 2011, primarily driven by $50 million of cash used to repurchase 2.7 million shares of the Company's common stock in the second quarter of 2012;

•	Inventories were $210.4 million, an increase of 1.4%, compared to $207.4 million at the end of the second quarter of 2011. Inventory per square foot decreased slightly compared to 2011; and

•
Debt declined by $119.7 million to $198.7 million compared to $318.4 million at the end of the second quarter of 2011 driven by the $119.7 million prepayment of the $125 million Opco Term Loan outstanding balance in 2011.

Real Estate:
During the second quarter of 2012, the Company opened 8 new stores, including 1 in Canada, and closed 3 stores.  At quarter end, the Company operated 611 stores and had approximately 5.3 million gross square feet in operation.

2012 Guidance:
Third and Fourth Quarter:
The Company currently expects third quarter 2012 comparable sales to be flat to up low single digits compared to an increase of 5% in the third quarter of 2011. The effective tax rate is expected to be approximately 41% for the third quarter of 2012. Net income is expected in the range of $23.0 million to $28.0 million, or $0.27 to $0.32 per diluted share on 86.4 million weighted average shares outstanding. This compares to net income of $32.7 million, or $0.37 per diluted share, in the third quarter of 2011. The Company expects to open 8 new stores in the third quarter, including 7 stores in the United States and 1 store in Canada, and close 1 store to end the quarter with 618 stores and approximately 5.3 million gross square feet in operation.

Based on third quarter 2012 and full year 2012 guidance, this implies fourth quarter 2012 net income guidance in the range of $67.0 million to $71.0 million, or $0.77 to $0.82 per diluted share on 86.6 million weighted average shares outstanding. This compares to adjusted net income of $62.1 million, or $0.70 per diluted share, in the fourth quarter of 2011.

Full Year:
The Company is revising its 2012 guidance and currently expects full year comparable sales to increase low single digits compared to an increase of 6% in 2011. The effective tax rate is expected to be between 39.9% and 40.1% for the full year 2012. Earnings for the fifty-three week period in 2012 are expected in the range of $1.69 to $1.79 per diluted share on 87.6 million weighted average shares outstanding. This compares to adjusted earnings of $1.66 per diluted share in 2011 (see Schedule 4 for a discussion of non-GAAP measures). The Company notes that 2012 is a fifty-three week period compared to a fifty-two week period in 2011 and expects the fifty-third week impact to be in the range of $0.04 to $0.05 per diluted share. The Company now plans to open 28 new stores in 2012, including 23 in the United States and 5 in Canada, and close 12 stores in the United States, to end the year with 625 locations and approximately 5.4 million gross square feet in operation. Consistent with previous years, this guidance excludes any non-core operating items that may occur, such as debt extinguishment costs.

Conference Call Information:
A conference call to discuss second quarter results is scheduled for August 22, 2012, at 9:00 a.m. Eastern Daylight Time (EDT). Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at: http://www.express.com/investor and remain available for 90 days. A telephone replay of this call will be available at 12:00 p.m. EDT on August 22, 2012 until 11:59 p.m. EDT on August 29, 2012 and can be accessed by dialing (877) 870-5176 and entering replay pin number 398130.

About Express, Inc.:
Express is a specialty apparel and accessories retailer of women's and men's merchandise, targeting the 20 to 30 year old customer. The Company has over 30 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The Company currently operates over 600 retail stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States, in Canada, and in Puerto Rico, and also distributes its products through the Company's e-commerce website, www.express.com.

Forward-Looking Statements:
Certain statements are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and may herein include, but are not limited to, statements regarding expected net income, comparable sales, earnings per diluted share, effective tax rates, store expansion and closures, and growth plans. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, customer preferences and other related factors; (3) fluctuations in our sales and results of operations on a seasonal basis and due to store events, promotions and a variety of other factors; (4) increased competition from other retailers; (5) our dependence upon independent third parties to manufacture all of our merchandise; (6) our growth strategy, including our international expansion plan; (7) our dependence on a strong brand image; (8) our dependence upon key executive management; (9) our reliance on Limited Brands to provide us with certain key services for our business; and (10) our substantial indebtedness and lease obligations. Additional information concerning these and other factors can be found in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Schedule 1
Express, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	July 28, 2012	January 28, 2012	July 30, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$130,174	$152,362	$144,552
Receivables, net	12,308	9,027	8,716
Inventories	210,353	208,954	207,430
Prepaid minimum rent	23,543	23,461	22,399
Other	24,978	18,232	34,234
Total current assets	401,356	412,036	417,331

PROPERTY AND EQUIPMENT	569,534	521,860	484,503
Less: accumulated depreciation	(317,829)	(294,554)	(265,342)
Property and equipment, net	251,705	227,306	219,161

TRADENAME/DOMAIN NAME	197,694	197,509	197,474
DEFERRED TAX ASSETS	12,650	12,462	5,513
OTHER ASSETS	11,970	12,886	17,254
Total assets	$875,375	$862,199	$856,733

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$161,808	$133,679	$166,314
Deferred revenue	19,188	27,684	15,415
Accrued bonus	4,118	14,689	10,992
Accrued expenses	86,317	109,161	82,098
Accounts payable and accrued expenses – related parties	—	5,997	3,890
Total current liabilities	271,431	291,210	278,709

LONG-TERM DEBT	198,685	198,539	317,149
OTHER LONG-TERM LIABILITIES	107,960	91,303	78,238
Total liabilities	578,076	581,052	674,096

COMMITMENTS AND CONTINGENCIES

Total stockholders’ equity	297,299	281,147	182,637
Total liabilities and stockholders’ equity	$875,375	$862,199	$856,733

Schedule 2

Express, Inc.
Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011
NET SALES	$454,879	$446,041	$950,831	$913,418
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	308,358	296,209	615,543	585,272
Gross profit	146,521	149,832	335,288	328,146
OPERATING EXPENSES:
Selling, general, and administrative expenses	115,307	117,682	229,502	227,175
Other operating expense (income), net	18	402	33	(200)
Total operating expenses	115,325	118,084	229,535	226,975

OPERATING INCOME	31,196	31,748	105,753	101,171

INTEREST EXPENSE	4,773	10,510	9,556	21,515
INTEREST INCOME	—	(2)	(1)	(5)
OTHER EXPENSE, NET	220	—	12	—
INCOME BEFORE INCOME TAXES	26,203	21,240	96,186	79,661
INCOME TAX EXPENSE	10,374	8,620	38,284	32,028
NET INCOME	$15,829	$12,620	$57,902	$47,633

OTHER COMPREHENSIVE INCOME:
Foreign currency translation	81	(2)	3	(2)
COMPREHENSIVE INCOME	$15,910	$12,618	$57,905	$47,631

EARNINGS PER SHARE:
Basic	$0.18	$0.14	$0.66	$0.54
Diluted	$0.18	$0.14	$0.65	$0.54

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	87,640	88,583	88,243	88,538
Diluted	87,979	88,860	88,645	88,805

Schedule 3

Express, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Twenty-Six Weeks Ended
	July 28, 2012	July 30, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$57,902	$47,633
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,937	34,557
Loss on disposal of property and equipment	35	56
Excess tax benefit from share-based compensation	(277)	—
Share-based compensation	8,856	4,753
Non-cash loss on extinguishment of debt	—	2,744
Deferred taxes	(188)	—
Changes in operating assets and liabilities:
Receivables, net	(3,285)	1,192
Inventories	(1,403)	(22,221)
Accounts payable, deferred revenue, and accrued expenses	(26,300)	(22,313)
Other assets and liabilities	5,005	(5,149)
Net cash provided by operating activities	74,282	41,252

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(45,661)	(33,553)
Purchase of intangible assets	(185)	(60)
Net cash used in investing activities	(45,846)	(33,613)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt arrangements	—	(49,775)
Costs incurred in connection with debt arrangements and Senior Notes	—	(1,161)
Payments on capital lease obligation	(27)	—
Excess tax benefit from share-based compensation	277	—
Proceeds from share-based compensation	623	191
Repurchase of common stock	(51,497)	(102)
Net cash used in financing activities	(50,624)	(50,847)

EFFECT OF EXCHANGE RATE ON CASH	—	(2)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(22,188)	(43,210)
CASH AND CASH EQUIVALENTS, Beginning of period	152,362	187,762
CASH AND CASH EQUIVALENTS, End of period	$130,174	$144,552

Schedule 4

Supplemental Information - Consolidated Statements of Income
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

The Company supplements the reporting of its financial information determined under United States generally accepted accounting principles (GAAP) with certain non-GAAP financial measures: adjusted net income and adjusted earnings per diluted share. The Company believes that these non-GAAP measures provide meaningful information to assist stockholders in understanding its financial results and assessing its prospects for future performance. Management believes adjusted net income and adjusted earnings per diluted share are important indicators of the Company's operations because they exclude items that may not be indicative of, or are unrelated to, Company core operating results and provide a better baseline for analyzing trends in their underlying business. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported net income and reported earnings per diluted share. These non-GAAP financial measures reflect an additional way of viewing an aspect of the Company's operations that, when viewed with the GAAP results and reconciliations to the corresponding GAAP financial measures below, provide a more complete understanding of the Company's business. Management strongly encourages investors and stockholders to review the Company's financial statements and filings with the SEC in their entirety and to not rely on any single financial measure.

The tables below reconcile the non-GAAP financial measures, adjusted net income and adjusted earnings per diluted share, with the most directly comparable GAAP financial measures, net income and earnings per diluted share.

	Thirteen Weeks Ended July 30, 2011
	Net Income		Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
Reported GAAP measure	$12,620		$0.14	88,860
Interest expense (a)	2,238	*	0.03
Adjusted non-GAAP measure	$14,858		$0.17

(a)
Includes premium paid and accelerated amortization of debt issuance costs and debt discount related to the repurchases of $24.2 million of Senior Notes and the amendment of the $200 million Revolving Credit Facility.

* Items were tax affected at the Company's statutory rate of approximately 39% for the thirteen weeks ended July 30, 2011.

	Twenty-Six Weeks Ended July 30, 2011
	Net Income		Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
Reported GAAP measure	$47,633		$0.54	88,805
Transaction costs (a)	348	*	0.01
Interest expense (b)	4,346	*	0.04
Adjusted non-GAAP measure	$52,327		$0.59

(a)	Includes transaction costs related to the secondary offering completed in April 2011.

(b)
Includes premium paid and accelerated amortization of debt issuance costs and debt discount related to the repurchases of $49.2 million of Senior Notes and the amendment of the $200 million Revolving Credit Facility.

* Items were tax affected at the Company's statutory rate of approximately 39% for the twenty-six weeks ended July 30, 2011.

Schedule 4 (Continued)

Supplemental Information - Consolidated Statements of Income
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

The tables below reconcile the non-GAAP financial measures, adjusted net income and adjusted earnings per diluted share, with the most directly comparable GAAP financial measures, net income and earnings per diluted share.

	Thirteen Weeks Ended January 28, 2012
	Net Income		Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
GAAP measure	$60,394		$0.68	89,072
Transaction costs (a)	266	*	0.01
Interest expense (b)	1,468	*	0.01
Adjusted non-GAAP measure	$62,128		$0.70

(a)	Includes transaction costs related to the secondary offering completed in December 2011.

(b)	Includes accelerated amortization of debt issuance costs related to the prepayment of the $125 million Term Loan outstanding balance.
* Items were tax affected at the Company's statutory rate of approximately 39% for the thirteen weeks ended January 28, 2012.

	Fifty-Two Weeks Ended January 28, 2012
	Net Income		Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
GAAP measure	$140,697		$1.58	88,896
Transaction costs (a)	614	*	0.01
Interest expense (b)	5,815	*	0.07
Adjusted non-GAAP measure	$147,126		$1.66

(a)	Includes transaction costs related to the secondary offerings completed in April 2011 and December 2011.

(b)
Includes premium paid and accelerated amortization of debt issuance costs and debt discount related to the repurchases of $49.2 million of Senior Notes, the amendment of the $200 million Revolving Credit Facility, and the prepayment of the $125 million Term Loan outstanding balance.

* Items were tax affected at the Company's statutory rate of approximately 39% for the fifty-two weeks ended January 28, 2012.